Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference of our name and our estimates of reserves contained in the Annual Report on Form 10-K of Rosetta Resources Inc. for the year ended December 31, 2011 and to the reference to our company under the heading “Experts” in the Registration Statement on Form S-3 and the related prospectus that is a part thereof of Rosetta Resources Inc. to be filed with the U.S. Securities and Exchange Commission on or about March 29, 2012.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E. 45270
President and Chief Operating Officer

Houston, Texas

March 29, 2012